SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                          JAMES RIVER BANKSHARES, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                          JAMES RIVER BANKSHARES, INC.
                          101 E. Washington Street
                          Suffolk, Virginia 23434

              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                            THURSDAY, APRIL 24, 1997


TO THE SHAREHOLDERS:

        NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders of James River Bankshares, Inc. will be held at the Holiday Inn Suffolk, 2864 Pruden Boulevard, Suffolk, Virginia 23434, at 2:00 p.m. Eastern Time, on Thursday, April 24, 1997, for the following purposes:

        1. To elect eleven (11) directors to hold office for a term of one year and until their successors are elected and qualified;

        2. To act on a proposal to ratify the appointment of Goodman & Company, L.L.P. as independent auditors for the ensuing year; and

        3. To act upon such other matters as may properly come before the meeting or any adjournment thereof.

        Information concerning the matters to be acted upon at the meeting is set forth in the accompanying Proxy Statement. The Board of Directors has established the close of business on March 14, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                        By Order of the Board of Directors



                                        ----------------------------------
                                        Harold U. Blythe, President and
                                        Chief Executive Officer

Suffolk, Virginia
March 31, 1997

PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR THROUGH YOUR PROXY.

                                 PROXY STATEMENT


         This Proxy Statement and the enclosed proxy card ("Proxy") are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of James River Bankshares, Inc. (the "Company") to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at Holiday Inn Suffolk, 2864 Pruden Boulevard, Suffolk, Virginia 23434, at 2:00 p.m., Eastern Time, on Thursday, April 24, 1997, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting.

         Only shareholders of record at the close of business on March 14, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. This Proxy is being mailed on or about March 31, 1997.

REVOCABILITY OF PROXY

         Execution of the enclosed Proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. If your Proxy is properly signed, received by the Company and not revoked by you, the shares to which it pertains will be voted at the Annual Meeting in accordance with your instructions. If a shareholder does not return a signed Proxy, his or her shares cannot be voted by proxy.

PERSON MAKING THE SOLICITATION

         The cost of soliciting Proxies will be borne by the Company. The Company has retained Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072-2586, to assist in the solicitation of Proxies from brokers and nominees for a fee of approximately $2,000 plus out-of-pocket expenses. First Union National Bank, Two First Union Center, Charlotte, North Carolina 28288-1154, will assist in the counting of proxies. In addition to solicitation by mail, the Company will request banks, brokers and other custodians, nominees and fiduciaries to send proxy material to the beneficial owners and to secure their voting instructions if necessary. The Company, upon request, will reimburse them for their expenses in so doing. Officers and regular employees of the Company may solicit Proxies personally, by telephone or by telegram from some shareholders if Proxies are not received promptly, for which no additional compensation will be paid.

VOTING SHARES AND VOTE REQUIRED

         On the Record Date, the Company had 2,458,292 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter presented at the Annual Meeting. Directors are elected by a plurality of votes cast by shareholders at the Annual Meeting. A majority of votes cast is required to ratify the appointment of auditors. Abstentions, broker non-votes, and withheld votes will not be considered "votes cast" based on the Company's understanding of state law requirements and the Company's Articles of Incorporation and Bylaws.

         All shareholder meeting proxies, ballots and tabulations that identify individual shareholders are kept secret and no such document shall be available for examination, nor shall the identity or the vote of any shareholder be disclosed except as may be necessary to meet legal requirements and the laws of Virginia. Votes will be counted and certified by Susan H. Simpkins and Elizabeth
M. Kessinger, who are employees of the Company and will serve as the Proxy Committee at the Annual Meeting and act as the inspectors of elections.

         Unless specified otherwise, the Proxy will be voted (i) FOR the election of the eleven nominees to serve as directors of the Company for a one year term and until their successors are duly elected and qualified, and (ii) FOR the ratification of the appointment of Goodman & Company, L.L.P. as independent auditors for 1997. In the discretion of the Proxy holders, the Proxies will also be voted for or against such other matters as may properly come before the Annual Meeting. Management is not aware of any other matters to be presented for action at the Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth information as of March 14, 1997, relating to the beneficial ownership of the Company's Common Stock by (i) each of the Company's directors and named executive officers who own Common Stock, and (ii) all of the Company's directors and named executive officers as a group. The Company is not aware of any person or group of affiliated persons who owns more than 5% of the Common Stock of the Company. All of the Company's directors and named executive officers receive mail at the Company's principal executive offices at 101 East Washington Street, Suffolk, Virginia 23434.

                                                         Number of Shares                Percent of
           Name                                        Beneficially Owned            Outstanding Shares
           ----                                        ------------------            ------------------
Harold U. Blythe                                                19,239(1)                    *
James E. Butler, Jr.                                            38,270(2)                   1.56
Bruce B. Gray                                                   65,331(3)                   2.66
Elmon T. Gray                                                   34,820(4)                   1.42
G. P. Jackson                                                  105,000                      4.27
Ben P. Kanak                                                    50,084(5)                   2.04
Glenn T. McCall                                                  1,785(6)                    *
John A. Ramsey, Jr.                                             34,512(7)                   1.40
Robert E. Spencer, Jr.                                          26,964                      1.10
E. V. Stephenson, Jr                                            44,170                      1.80
James C. Stewart                                                71,849(8)                   2.92
Directors and Executive                                        492,024                     19.85
Officers as a Group
(11 persons)

----------
*        Less than 1% ownership

(1)      Includes  (i) 1,450 shares  owned  jointly by Mr.  Blythe and his wife,
         (ii) 50 shares owned by Mr. Blythe's wife, for which Mr. Blythe disclaims beneficial ownership, and (iii) 1,000 shares owned by a family trust for which Mr. Blythe has voting and investment power.

(2) Includes 2,990 shares owned by Mr. Butler's wife, for which Mr. Butler disclaims beneficial ownership.
(3) Includes (i) 29,138 shares owned by a family trust for which Mr. Bruce Gray and Mr. Garland Gray, II share voting and investment power, (ii) 196 shares held by Mr. Bruce Gray as custodian for Elmon T. Gray, II,
         (iii) 196 shares held by Mr. Bruce Gray as custodian for Garland Gray, III, (iv) 1,150 shares held by Mr. Bruce Gray as custodian for Pamela
         G. Herbert, (v) 842 shares held by Mr. Bruce Gray as custodian for Charles C. Herbert, III, and (vi) 1,076 shares owned by a trust for which Mr. Bruce Gray and Mr. Garland Gray, II share voting and investment power. Does not include any shares beneficially owned or otherwise described in this Proxy Statement by or with respect to Mr. Elmon T. Gray or by Mr. Garland Gray, II, Mr. Bruce Gray's father and brother, respectively. Mr. Bruce Gray disclaims beneficial ownership of any shares other than the 65,331 shares listed above.
(4) Includes (i) 6,297 shares owned by Mr. Elmon Gray's wife, Pamela B. Gray, and (ii) 24,882 shares owned by various family trusts for which Mr. Elmon Gray shares voting and investment power with NationsBank. Does not include (i) 56,481 shares owned collectively by Elizabeth Gray Duff, Mr. Elmon Gray's sister, and her husband and various children,
         (ii) 62,600 shares owned collectively by Florence Gray Tullidge, Mr. Elmon Gray's sister, and her husband and various children, (iii) 63,935 shares owned collectively by Mary G. Stettinius, Mr. Elmon Gray's sister, and her husband and various children, or (iv) 10,614 shares owned collectively by Katharine T. Gray, Mr. Elmon Gray's daughter, and her various children. Also does not include any shares beneficially owned or otherwise described in this Proxy Statement by or with respect to Mr. Bruce Gray or Mr. Garland Gray, II, who are both sons of Mr. Elmon Gray. Mr. Elmon Gray disclaims beneficial ownership of any shares other than the 24,882 shares owned by family trusts as described above.
(5) Includes 1,714 shares owned by Mr. Kanak's wife, for which Mr. Kanak disclaims beneficial ownership.
(6)      Includes 595 shares owned jointly by Mr. McCall and his wife.
(7) Includes 17,928 shares owned jointly by Mr. Ramsey and his wife and 880 shares owned by Mr. Ramsey's wife. Mr. Ramsey disclaims beneficial ownership of the 880 shares owned directly by his wife.
(8) Includes 988 shares owned by Mr. Stewart's wife, for which Mr. Stewart disclaims beneficial ownership. Also includes 16,882 shares held by the First Colonial Bank, FSB ("FCB") ESOP, which acquired an interest in the Company's Common Stock in connection with the Company's acquisition of FCB in February 1996 ("FCB Acquisition"). Also includes options to acquire 18,346 shares of the Company's Common Stock. These options were formerly held by Mr. Stewart in the form of options to acquire FCB stock and were converted into options to acquire the Company's Common Stock in connection with the FCB Acquisition.


                        PROPOSAL 1. ELECTION OF DIRECTORS

         All directors are elected for a one year term and until their successors are duly executed and qualified. The Board of Directors recommends that the following eleven nominees be elected as directors: Harold U. Blythe, James E. Butler, Jr., Bruce B. Gray, Elmon T. Gray, G. P. Jackson, Ben P. Kanak, Glenn T. McCall, John A. Ramsey, Jr., Robert E. Spencer, Jr., E. V. Stephenson, Jr., and James C. Stewart. Proxies received will be voted for the election of such nominees unless marked to the contrary. A shareholder who desires to withhold voting of the Proxy for all or one or more of the nominees may so indicate on the Proxy. All of the nominees are currently members of the Board of Directors and all have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unable to serve, an event which is not anticipated, the Proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the number of directors will be reduced.

          The Company's Bylaws provide that the number of directors shall be between seven and seventeen. In two separate transactions that closed in February 1996, the Company acquired First Colonial Bank, FSB ("FCB") in Hopewell, Virginia ("FCB Transaction") and Bank of Isle of Wight ("BIW") in Smithfield, Virginia ("BIW Transaction"), pursuant to which FCB and BIW became wholly owned banking subsidiaries of the Company. In accordance with the respective negotiated terms of the FCB Transaction and BIW Transaction, Ben P. Kanak and James C. Stewart, directors of FCB, and John A. Ramsey, Jr. and Robert
E. Spencer, Jr., directors of BIW, were all appointed to the Company's Board of Directors in March 1996. The separate terms of the FCB Transaction and BIW Transaction require that Messrs. Kanak and Stewart, on the one hand, and Messrs. Ramsey and Spencer, on the other hand, be nominated for election as directors at the Annual Meeting to serve a one year term and that they also be nominated for election as directors at the 1998 annual meeting of the Company's shareholders to serve one year terms.

         The following information relates to the eleven director-nominees. There are no family relationships among any of the director-nominees, except that Mr. Elmon Gray is the father of Mr. Bruce Gray, nor is there any arrangement or understanding between any director-nominee and any other person pursuant to which the director-nominee was selected, except as otherwise described above with respect to Messrs. Kanak, Stewart, Ramsey and Spencer.

Director-Nominees

         Harold U. Blythe, 54, the Company's President and Chief Executive Officer, has been a director of the Company since it was initially organized in December 1994 and is currently a director, President and Chief Executive Officer of Bank of Suffolk ("BOS"), one of the Company's wholly owned banking subsidiaries. Mr. Blythe has been a director of BOS since 1989 and an employee of BOS since 1988. Mr. Blythe is also Chairman of the Board of James River Support, Inc., the Company's non-banking operations subsidiary ("James River Support").

         James E. Butler, Jr., 71, has been a director of the Company since December 1994 and a director of BOS since 1973. Mr. Butler is the President of Butler Paper Company.

         Bruce B. Gray, 43, has been a director of the Company since December 1994, Chairman of the Board of James River Bank ("JRB"), one of the Company's wholly owned banking subsidiaries, since 1993 and has been a director of JRB since 1977. Mr. Bruce Gray was Vice-President of Gray Lumber Co. from 1977 to 1992 and has been Vice-President of Gray Land & Timber Co. since 1992. Mr. Bruce Gray is also a managing partner of Grayland Co.

         Elmon T. Gray, 71, the Company's Chairman of the Board, has been a director of the Company since December 1994. Mr. Elmon Gray was a director of JRB from 1949 until 1996, serving as Chairman of the Board from 1977 to 1993. Mr. Elmon Gray was President of Gray Lumber Co. from 1953 to 1992 and President of Gray Land & Timber Co. from 1992 until 1993. Mr. Gray is a managing partner of Grayland Co.

         G. P. Jackson, 70, the Company's Vice-Chairman, has been a director of the Company since December 1994. Mr. Jackson also is currently the Chairman of the Board of BOS and has been a director of BOS since 1967. Mr. Jackson is engaged in real estate rentals and contracting, and serves as President of G. P. Jackson, Inc., Jackson & Jackson Bros., Inc., Holland & Jackson, Inc. and Suffolk Glass, Inc.

         Ben P. Kanak, 74, was appointed to the Board of Directors in March 1996 after consummation of the FCB Transaction as described above. Mr. Kanak is currently Chairman of the Board of Directors of FCB, a position he has held since 1982. Mr. Kanak has been a director of FCB since FCB was formed in 1972. Mr. Kanak also serves as a member of the Board of Directors of Plant Foods Products, Inc. Mr. Kanak has been an independent farmer since 1942.

         Glenn T. McCall, 64, the Company's Senior Vice-President and Chief Financial Officer, has been a director of the Company since December 1994 and is currently a director of JRB and James River Support. Mr. McCall has been a director of JRB since 1987 and was an employee of JRB from 1983 through 1996, serving as Executive Vice President and CEO from 1983 until 1992, and President and CEO from 1992 through 1996.

         John A. Ramsey, Jr., 67, was appointed to the Board of Directors in March 1996 after consummation of the BIW Transaction as described above. Mr. Ramsey has been Chairman of the Board of Directors of BIW since 1991, and is a charter director of BIW, having served as a director since 1971. Mr. Ramsey is a farmer, and is President of Ramsey Brothers, Inc., which farms numerous properties in and around Isle of Wight County, Virginia.

         Robert E. Spencer, Jr., 55, was appointed to the Board of Directors in March 1996 after consummation of the BIW Transaction. Mr. Spencer joined BIW in 1986, and has served in the capacity of director, President, and Chief Executive Officer of BIW since that time. From 1970 until 1986, Mr. Spencer was affiliated with three other community banks within Virginia.

         E. V. Stephenson, Jr., 76, has been a director of the Company since December 1994 and a director of BOS since 1973. Mr. Stephenson also serves as the Company's Secretary. Mr. Stephenson is now retired. From 1977 until 1996, he was a general insurance underwriter for Nurney-Stephenson Insurance Corporation.

         James C. Stewart, 58, was appointed to the Board of Directors in March 1996 after the consummation of the FCB Transaction. Mr. Stewart is currently a director, President and Chief Executive Officer of FCB, a position he has held since 1973. From 1958 until 1973, Mr. Stewart was employed by other financial institutions.

Meetings and Committees of the Board of Directors

         The business of the Company is managed under the direction of the Board of Directors. The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring approval by the Board of Directors. It also holds special meetings when an important matter requires action by the Board of Directors between scheduled meetings. The Board of Directors held 12 meetings during 1996. In accordance with the Rules of the NASDAQ National Market System, the interdealer quotation system on which the Company's Common Stock trades, Messrs. Butler, Bruce Gray, Elmon Gray, Jackson, Kanak, Ramsey and Stephenson are independent directors. During 1996, each member of the Board of Directors participated in at least 75% of all meetings of the Board of Directors and at least 75% of all meetings of the applicable committees during the period for which he was a director.

         The Board of Directors has established Executive, Audit and Compensation Committees. Messrs. Blythe, Bruce Gray, Jackson, McCall, Spencer and Stewart serve on the Executive Committee. Mr. Spencer and Mr. Stewart were appointed to the Executive Committee in accordance with the negotiated terms of the FCB Transaction and BIW Transaction, respectively. Messrs. Butler, Elmon Gray and Jackson serve on the Compensation Committee. Messrs. Butler, Bruce Gray and Stephenson serve on the Audit Committee.

         The Executive Committee is delegated the power, with certain exceptions, of the Board of Directors to act in place of the full Board during all periods between regular meetings of the Board. The Executive Committee met 11 times in 1996. The Audit Committee is empowered by the Board of Directors to, among other things, recommend the firm to be employed by the Company as its independent auditor and to consult with such auditor regarding audits and the adequacy of internal accounting controls. The Audit Committee met two times in 1996. The Compensation Committee makes recommendations to the Board of Directors as to, among other things, the compensation of the Chief Executive Officer, each officer who is also a director of the Company and designated other members of senior management, as well as to new compensation and stock plans. The Compensation Committee met five times in 1996.

         The Company does not currently have a Nominating Committee. The functions customarily attributable to such a committee are performed by the Board of Directors as a whole. The Company will consider director-nominees recommended by shareholders, although it has not actively solicited recommendations from shareholders for nominees nor has it established any procedure for this purpose for the Annual Meeting other than as set forth in the Company's Articles of Incorporation ("Articles"). Article IV(c)(iii) of the Articles provides that in the case of a nomination to be made by a shareholder of the Company at an annual or special meeting of shareholders, except in the case of a nomination by which proxies are being solicited under applicable regulations of the Securities and Exchange Commission ("SEC"), written notice of the shareholders' intent to make a nomination at a meeting of shareholders must be filed with the Secretary of the Company not later than ten (10) calendar days after the notice to shareholders for the meeting is sent to shareholders, or at least twenty-one (21) calendar days prior to the date fixed for holding the meeting at which the nomination is intended to be made, whichever is later. Any such notice of an intent to nominate must contain or be accompanied by the following information: (i) the name and residence of the shareholder of the Company who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of Common Stock of the Company entitled to vote and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) such information regarding each nominee as would have been required to be included in a proxy statement filed under the applicable regulations of the SEC had the
Board of Directors of the Company nominated or intended to nominate such nominee, which information must include such nominees' name and address; (iv) a description of all arrangements or understandings among the nominating shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and (v) the consent of each nominee to serve as a director of the Company if so elected. If the Company's Chairman of the meeting at which directors are to be elected determines that a nomination by a shareholder was not made in accordance with the procedure set forth above, the nomination will be declared void.

EXECUTIVE COMPENSATION

Summary Executive Compensation Table

         The following table presents an overview of executive compensation paid during 1996, 1995 and 1994 to Harold U. Blythe, President and Chief Executive Officer of the Company and BOS, Glenn T. McCall, Senior Vice-President and Chief Financial Officer, and James C. Stewart, President of FCB. Because the Company did not commence operations until June 1, 1995, information presented for 1994 consists of, and information for 1995 includes, compensation paid to Messrs. Blythe and McCall by BOS and JRB, respectively, in their capacities as executive officers of those institutions. All of the compensation information for Mr. Stewart consists of amounts paid by FCB, which was acquired by the Company in February 1996, other than director fees paid by the Company to Mr. Stewart in 1996. No other executive officer of the Company or any banking subsidiary received combined salary and bonus in excess of $100,000 during the relevant periods.

                           Summary Compensation Table

                                                                                  Long Term
                                                       Annual Compensation        Compensation
                                                       -------------------        ------------
                                                                                   Securities
Name and principal position                                                        Underlying        All Other
---------------------------                  Year      Salary          Bonus       Options(#)       Compensation
                                             ----      ------          -----       ----------       ------------
Harold U. Blythe, President and CEO          1996     $132,000(1)     $6,600          25,000(2)          $18,882(3)
  of the Company and BOS                     1995      111,156         1,500                  0            2,314(3)
                                             1994       88,056        15,000                  0            2,186(3)

Glenn T. McCall, Senior Vice-                1996      114,030(4)       4,400         15,000(2)           28,586(5)
  President and Chief Financial Officer      1995       93,252          5,022                 0           12,765(5)
                                             1994       77,668          2,594                 0           13,139(5)

James C. Stewart, President                  1996      126,960(6)            0        15,000(2)           22,191(7)
  of FCB                                     1995      111,175          7,442                 0           20,237(7)
                                             1994      102,287               0                0           18,424(7)

-----------------
(1)      Includes $22,800 of director fees paid by the Company and BOS.
(2)      Options granted pursuant to the 1996 Employee Stock Option Plan.
(3) Consists of premiums paid for life insurance policies and contributions to 401(k) Plan. For 1996, includes life insurance premiums paid by the Company to fund Mr. Blythe's benefits under his Deferred Compensation Agreement, as described below.
(4)      Includes $25,200 of director fees paid by the Company and JRB.

(5) Consists of premiums paid for life insurance policies and contributions to 401(k) Plan. Also includes life insurance premiums paid by JRB to fund Mr. McCall's retirement benefits under his Deferred Compensation Agreement, as described below.
(6)      Includes $23,500 of director fees paid by the Company and FCB.
(7) Consists of funding of FCB's ESOP and life insurance premiums paid by FCB to fund Mr. Stewart's supplemental income plan. For 1996, includes contributions to 401(k) Plan.

Option Grants in Last Fiscal Year

         The table below sets forth information regarding stock option grants to the executive officers listed in the Summary Compensation Table above during the fiscal year ended December 31, 1996. All of the grants were made pursuant to the 1996 Employee Stock Option Plan.

                     Number of Securities    % of Total Options
                      Underlying Options    Granted to Employees     Exercise                            Grant
       Name                Granted             in Fiscal Year         Price       Expiration Date        Date
       ----                -------             --------------         -----       ---------------        ----
                                                                                                                Value(1)
Harold U. Blythe            25,000                   20%              $20.33      November 4, 2006     $176,250
Glenn T. McCall             15,000                   12%              $20.33      November 4, 2006     $105,750
James C. Stewart            15,000                   12%              $20.33      November 4, 2006     $105,750

----------
(1) Value determined using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 2%, expected volatility of 37%, risk-free interest rate of 6.2% and expected life of 5 years. The actual value, if any, that may be realized on the options will depend on the excess of the stock price over the exercise price on the date the option is exercised. Accordingly, there can be no assurance that the value realized on the options will be at or near the value estimated by the Black-Scholes model.

Fiscal Year End Options Table

         No stock options were exercised in 1996 by the executive officers whose compensation is disclosed in the Summary Executive Compensation Table above, other than the exercise by Mr. Stewart of options to acquire 2,225 shares of Company Common Stock. The table below sets forth information regarding options exercised by Mr. Stewart in 1996, as well as exercisable and unexercisable stock options held as of December 31, 1996, by Messrs. Blythe, McCall and Stewart, all of which were granted pursuant to the 1996 Employee Stock Option Plan except as otherwise indicated.

                                                    Number of Securities
                                               Underlying Unexercised Options   Value of Unexercised In-The-Money
                                                   at Fiscal Year-End (#)       Options at Fiscal Year-End ($)(1)
                                                   ----------------------       ---------------------------------
                         Shares
                        Acquired
                          Upon        Value
Name                  Exercise(#) Realized($) Exercisable    Unexercisable      Exercisable     Unexercisable(2)
----                  ----------- ----------- -----------    -------------      -----------     ----------------
Harold U. Blythe             0             0           0         25,000                  0                  0
Glenn T. McCall              0             0           0         15,000                  0                  0
James C. Stewart        2,225(3)   $22,473(4)   18,346(3)        15,000          $176,122(3)                0

----------
(1) The closing sale price of the Company's Common Stock on NASDAQ/NMS on December 31, 1996 was $20.25.
(2) The exercise price of all the unexercisable options is $20.33 per share.
(3) These options were originally granted by FCB and were converted into options to buy the Company's Common Stock when the Company acquired FCB in February 1996. The exercise price of the options is $10.65 per share.
(4) On November 27, 1996, the date of exercise, the closing sale price of the Company's Common Stock on NASDAQ/NMS was $20.75 per share.

Compensation of Directors

         Directors of the Company who serve on the Executive Committee are paid a fee of $1,500 per month and directors who do not serve on the Executive Committee are paid a fee of $1,000 per month. The Chairman of the Board of the Company, who serves on the Executive Committee, is paid a fee of $1,700 per month. Directors also receive annual retainers and monthly fees for serving on the Boards of the Company's subsidiary banks. The fees are based on the asset sizes of those banks and are payable in accordance with the following schedule:

ASSETS:                                         $0-50            $51-100          $101-150          $151-200
                                                --------------------------------------------------------------------
                                                                       (dollars in millions)
FEES:
                                                --------------------------------------------------------------------
Annual retainer payable monthly                 $2,400           $3,000           $3,600            $4,200
Monthly board meeting:                             100              150              200               250
Board chairman per board meeting                   150              200              250               300
Committee meeting                                   50               75              100               125

         In addition to the fees payable above, Mr. Jackson also receives $600 per month from BOS, of which he is Chairman of the Board, for appraisal review services. Effective September 1, 1996, Messrs. Blythe and McCall no longer receive director fees but their salaries have been increased by an amount equal to the director fees they would otherwise be paid. Directors of the Company currently have the option of receiving registered shares of Common Stock of the Company in lieu of receiving cash payments for director fees.

Executive Officer Employment Agreements

         Harold U. Blythe, a director and the President and Chief Executive Officer of both the Company and BOS, is currently compensated pursuant to an Employment Agreement ("Blythe Employment Agreement") that was entered into in June 1995 in connection with the capitalization and formation of the Company by BOS and JRB. The Blythe Employment Agreement has a term of seven years, commencing on July 1, 1995. In 1995, the Compensation Committee of the Board of Directors ("Compensation Committee") established an initial annual salary of $109,200 under the Blythe Employment Agreement to be adjusted periodically, provided that no adjustment can be made that would provide for a salary lower than the initial annual salary of $109,200. Mr. Blythe's current annual salary under the Blythe Employment Agreement is $136,224, which includes amounts formerly payable to Mr. Blythe as director fees that are now paid as salary. The Blythe Employment Agreement provides that in the event of a change of control of the Company following which Mr. Blythe is not given reasonably equivalent, acceptable duties and responsibilities as he had prior to the change of control, Mr. Blythe may be terminated or resign, and, in either such case, Mr. Blythe is entitled to receive 2.99 times his annual base compensation then being paid to him pursuant to the Blythe Employment Agreement. In the event the Company terminates Mr. Blythe's employment without cause, and provided that Mr. Blythe does not thereafter compete with the Company, the Blythe Employment Agreement provides that Mr. Blythe will receive his regular compensation for a period of one year following termination, or during the remaining term of the agreement, whichever is less.

         Effective May 1, 1996, the Company and Mr. Blythe entered into a deferred compensation agreement ("Blythe Deferred Agreement"). The Blythe Deferred Agreement provides for the payment of certain retirement, death and disability benefits provided that Mr. Blythe is employed by the Company until May 1, 1998, unless employment is sooner terminated as a result of death or disability. The retirement benefit is payable if Mr. Blythe retires at any time after the age of 60. Thereafter, the Company will pay Mr. Blythe or his beneficiaries a base monthly benefit of $2,000 per month for 120 consecutive months. The monthly payment is subject to upward or downward adjustment based on cost of living increases or decreases. In the event that Mr. Blythe dies before his retirement date, the Company will pay $5,000 per month for 120 consecutive months to Mr. Blythe's designated beneficiary. In the event Mr. Blythe's employment with the Company terminates prior to retirement as a result of disability, the Company will pay Mr. Blythe a disability benefit of $3,166 per month. The disability benefit will continue throughout the period of disability or until Mr. Blythe reaches age 60, at which time Mr. Blythe will commence receiving the retirement benefit described above. Finally, in the event Mr. Blythe terminates his employment with the Company for any reason other than death or disability after May 1, 1998, but prior to attaining age 60, the Company will pay Mr. Blythe a lump sum termination benefit. Commencing May 1, 1998, the termination benefit is $25,000 and increases by $25,000 on May 1 of each year thereafter for a total of a $100,000 termination benefit should Mr. Blythe terminate employment under the conditions described in the preceding sentence between May 1, 2001 and April 30, 2002. After May 1, 2002, Mr. Blythe is eligible for full retirement benefits. Mr. Blythe's deferred compensation arrangement is funded by a life insurance policy on the life of Mr. Blythe for which the Company pays premiums and is the beneficiary.

         Glenn T. McCall, a director of the Company and JRB, and the Company's Senior Vice-President and Chief Financial Officer, is also currently compensated pursuant to an employment agreement ("McCall Employment Agreement") that was entered into in June 1995 in connection with the capitalization and formation of the Company. The terms of the McCall Employment Agreement are the same as the terms of the Blythe Employment Agreement, except that the McCall Employment Agreement has a five year term commencing July 1, 1995 and the Compensation Committee established an initial salary of $83,800, subject to adjustment on the same general terms under which the Blythe Employment Agreement can be adjusted. Mr. McCall's current annual salary under the McCall Employment Agreement is $112,488, which includes amounts formerly payable to Mr. McCall as director fees that are now paid as salary.

         Mr. McCall and JRB also entered into a deferred compensation agreement ("McCall Deferred Agreement") in January 1989, pursuant to which he will receive a benefit of $1,000 per month in each of the ten years following his retirement. The arrangement is funded by a life insurance policy on the life of Mr. McCall, for which JRB pays premiums and is the beneficiary. Pursuant to the McCall Deferred Agreement, a percentage of Mr. McCall's retirement benefit vests each month.

         As described in this Proxy Statement under the heading "Proposal 1. Election of Directors" above, in February 1996 the Company acquired FCB and BIW in the FCB Transaction and BIW Transaction, respectively. Pursuant to the negotiated terms of the FCB Transaction, James C. Stewart is compensated as President and Chief Executive Officer of FCB under an employment agreement with FCB ("Stewart Employment Agreement"). The Stewart Employment Agreement is for an initial term of three years commencing March 1, 1996, renewable annually thereafter, and provides that Mr. Stewart will receive compensation at least equal to the compensation he received from FCB prior to the FCB Transaction. FCB is currently paying Mr. Stewart a base salary of $103,460. The Stewart Employment Agreement also contains a change of control provision that is the same as that provided for in the Blythe Employment Agreement and the McCall Employment Agreement. In the event FCB terminates Mr. Stewart's employment without cause, and provided that Mr. Stewart does not thereafter compete with the Company, the Stewart Employment Agreement provides that Mr. Stewart will continue to receive his salary for the later of (i) the remaining term of the Stewart Employment Agreement, or (ii) a period of one year following termination.

         Pursuant to the terms of the BIW Transaction, Robert E. Spencer, Jr. is now compensated as President and Chief Executive Officer of BIW under an employment agreement with BIW ("Spencer Employment Agreement"). The Spencer Employment Agreement has terms substantially the same as those of Mr. Stewart, except that the initial term of the Spencer Employment Agreement is five years and Mr. Stewart would receive his salary for a period of one year following a termination of employment without cause. BIW is currently paying Mr. Spencer a base salary of $80,412.

Compensation Committee Interlocks and Insider Participation

         No member of the Company's Compensation Committee was an officer or employee of the Company during 1996. During 1996, no executive officer of the Company served as a member of the Compensation Committee of another entity, nor did any executive officer of the Company serve as a director of another entity, one of whose executive officers served on the Company's Compensation Committee. Two members of the Compensation Committee, Messrs. Jackson and Butler, have outstanding loans with certain of the Company's banking subsidiaries. Each of these loans was made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectibility or present other unfavorable features. See " - Certain Relationships and Related Transactions" below.

Compensation Committee Report Concerning Compensation of Certain Executive Officers

         This report describes the Company's executive officer compensation strategy, the components of the compensation program and the manner in which the 1996 compensation determinations were made for the Company's President and Chief Executive Officer, Harold U. Blythe, and the Company's other executive officers (collectively "Executive Officers").

         In addition to the information set forth above under "Executive Compensation," the Compensation Committee is required to provide shareholders a report explaining the rationale and considerations that led to the fundamental executive compensation decisions affecting the Company's Executive Officers. In fulfillment of this requirement, the Compensation Committee, at the direction of the Company's Board of Directors, has prepared the following report for inclusion in this Proxy Statement. None of the members of the Compensation Committee are executive officers or employees of the Company.

Compensation Philosophy

         The compensation of the Company's Executive Officers is designed to attract, retain, motivate and reward qualified, dedicated executives, and to directly link compensation with (i) the Executive Officer's previous and anticipated performance, (ii) the contributions and responsibilities of the Executive Officer to the Company and (iii) the Company's profitability. None of these three factors is given more relative consideration than any other. The principal components of an Executive Officer's compensation package in 1996 were
(i) a base salary at a stated annual rate, together with certain other benefits as may be provided from time to time, (ii) discretionary cash bonuses, and (iii) awards of stock options pursuant to the Company's 1996 Employee Stock Option Plan. During 1996, the Company paid discretionary cash bonuses of $6,600 and $4,400 to Mr. Blythe and Mr.
McCall, respectively.

Employment Agreements

         The Company has entered into Employment Agreements with certain Executive Officers as described below. The Compensation Committee believes that written employment agreements are necessary to attract and retain a quality management team and are consistent with the Company's compensation philosophy.

         Chief Executive Officer and Chief Financial Officer Employment Agreements. Harold U. Blythe, the Company's and BOS' President and Chief Executive Officer and Glenn T. McCall, the Company's Senior Vice-President and Chief Financial Officer, are both employed pursuant to employment agreements with the Company. The specific terms of Mr. Blythe's and Mr. McCall's Employment Agreements are set forth in this Proxy Statement under the heading "- Executive Officer Employment Agreements" above. The form of both employment agreements was negotiated and agreed upon by BOS and JRB in connection with the capitalization and formation of the Company in June 1995. However, the form of the employment agreements did not provide a specific salary. For 1996, Mr. Blythe's base annual salary under his employment agreement remained $109,200 and Mr. McCall's base annual salary remained $83,000. However, effective September 1, 1996, Messrs. Blythe and McCall began receiving as salary amounts formerly paid to them as director fees. In addition, the Compensation Committee awarded Messrs. Blythe and McCall a 3.2% increase to base salary for 1997. After giving effect to this increase and the allocation of director fees to salary, the base annual salaries of Messrs. Blythe and McCall for 1997 are $136,224 and $112,488, respectively. The Compensation Committee has established the base salaries of Mr. Blythe and Mr. McCall based on their employment duties and responsibilities and the relative contributions they are anticipated to make to the Company. In establishing the base salaries, the Compensation Committee reviewed and considered base salary levels of comparable officers in comparable companies.

         As also described above in this Proxy Statement under the heading "- Executive Officer Employment Agreements," Mr. Blythe and the Company, and Mr. McCall and JRB, have entered into deferred compensation agreements. The Compensation Committee believes that the deferred compensation arrangement for Mr. Blythe is consistent with the Company's compensation philosophy. Mr. McCall's agreement was entered into in 1989 and therefore was not negotiated by either the Company's Board of Directors or the Compensation Committee. However, the Compensation Committee believes that Mr. McCall's deferred compensation agreement also is consistent with the Company's compensation philosophy.

         Employment Agreements for Chief Executive Officers of FCB and BIW. As described above in "- Executive Officer Employment Agreements," James C. Stewart is compensated as president and Chief Executive Officer of FCB pursuant to an employment agreement with FCB and Robert E. Spencer, Jr. is compensated as President and Chief Executive Officer of BIW pursuant to an employment agreement with BIW. The forms of these employment agreements were negotiated by the Company as part of the FCB Transaction and BIW Transaction. Accordingly, the Compensation Committee did not directly determine the initial compensation arrangements for Mr. Stewart and Mr. Spencer, and under current Company policy the respective boards of FCB and BIW review salaries payable to Messrs. Stewart and Spencer under their employment agreements. For 1997, BIW increased Mr. Spencer's base annual salary by 3.2% from $77,914 to $80,412 and FCB increased Mr. Stewart's base annual salary by 1.2% from $102,225 to $103,460. The Compensation Committee believes that the compensation currently payable to Mr. Stewart and Mr. Spencer under their respective employment agreements is consistent with the Company's compensation philosophy.

1996 Employee Stock Option Plan

         During 1995, the Board and the Compensation Committee studied and considered means by which the Company could award and compensate key employees of the Company in a manner that would align closely the interests of such key employees with the interests of the Company's shareholders. In furtherance of this goal, the Board adopted the 1996 Employee Stock Option Plan ("Option Plan"), which was approved by the Company's shareholders at the 1996 Annual Meeting. The purpose of the Option Plan is to support the business goals of the Company and to attract, retain and motivate management officials of high caliber by providing incentives that will, through the award of options to acquire the Company's Common Stock, associate more closely the interests of Executive

Officers and key employees of the Company with the interests of the Company's shareholders. Participation is limited to Executive Officers and other key employees of the Company who are in positions in which their decisions, actions and efforts significantly contribute to the success of the Company.

         On November 5, 1996, the Compensation Committee granted stock options to Messrs. Blythe, McCall, Stewart and Spencer. Mr. Blythe received options to purchase 25,000 shares of the Company's Common Stock and Messrs. McCall, Stewart and Spencer each received options to purchase 15,000 shares of the Company's Common Stock. The exercise price of all of these options is $20.33 per share, which was the fair market value of the Company's Common Stock on the date of grant, as required under the Option Plan. All of these options vest in five equal tranches commencing November 5, 1997, with the last tranche vesting November 5, 2001. All options expire if unexercised on November 4, 2006. In addition to grants to these Executive Officers, the Compensation Committee also granted an additional 55,000 options to other eligible employees pursuant to the Option Plan in 1996, all of which are on the same general terms as described above except with respect to the number of options granted and exercise price.

Limitation on Deductibility of Certain Compensation for Federal Income Tax Purposes

         Section 162(m) of the Internal Revenue Code ("162(m)") precludes the Company from taking a deduction for compensation in excess of $1 million for the Chief Executive Officer or certain of its other highest paid officers. Certain performance based compensation, however, is specifically exempt from the deduction limit. The Compensation Committee has considered 162(m) and has determined that 162(m) will not impact the Company in 1997 because it is not anticipated that compensation in excess of $1 million will be paid to any employee of the Company. However, in adopting the Option Plan, the Board and Compensation Committee duly considered Section 162(m) and structured it to satisfy the performance based compensation exemptions under 162(m).

                             - James E. Butler, Jr.
                                 - Elmon T. Gray
                                 - G. P. Jackson


         THE PRECEDING "COMPENSATION COMMITTEE REPORT CONCERNING COMPENSATION OF CERTAIN EXECUTIVE OFFICERS," AND THE STOCK PERFORMANCE GRAPH BELOW, SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, OR INCORPORATED BY REFERENCE IN ANY DOCUMENTS SO FILED.

Company Stock Price Performance

         The following graph shows a comparison of cumulative total shareholder returns for the Company, the S & P 500 Stock Index and an industry peer group constructed by the Company from the period June 29, 1995, the date the Company became subject to the reporting requirements of the Securities Exchange Act of 1934, through December 31, 1996. The industry peer group consists of the Company and the following companies: Main Street Bankgroup, Inc., Premier Bankshares Corporation, Inc., Union Bank & Trust Company, George Mason Bankshares, Inc., F&M National Corporation and First Patriot Bankshares Corporation. The total shareholder return assumes $100 invested at the beginning of the period in the Company's Common Stock, the S & P 500 Stock Index and in the peer group index. In developing the industry peer group index, the returns of the companies were weighted according to stock market capitalization at the beginning of each period for which a return is indicated.

            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
                   S & P 500 STOCK INDEX AND PEER GROUP INDEX*






                                 Base Period          Return           Return
                                June 29, 1995     December 1995    December 1996
                                -------------     -------------    -------------
S & P 500 Index                      100              117.10           143.99
James River Bankshares, Inc.         100              119.03           107.25
Peer Group                           100              122.36           152.07
--------------------
*$100 invested on 6/29/95 in stock or index, including reinvestment of dividends.

Certain Relationships and Related Transactions

         The directors and executive officers of the Company and its banking subsidiaries, and their family members and certain business organizations and individuals associated with each of them, have been customers of the Company's various subsidiary financial institutions with which they are affiliated, have had normal banking transactions, including loans, with them, and are expected to continue to do so in the future. As of December 31, 1996, the Company's banking subsidiaries had aggregate direct and indirect loans to the directors and executive officers of the Company and its banking subsidiaries totaling approximately $8.9 million, which represented approximately 24% of the Company's shareholders' equity as of that date. Each of these transactions was made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectibility or present other unfavorable features.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, officers and persons who beneficially own more than 10% of a registered class of equity securities of the Company to file initial reports of ownership (Forms 3) and reports of changes in beneficial ownership (Forms 4 and 5) with the SEC and NASDAQ. Such persons are also required under the rules and regulations promulgated by the SEC to furnish the Company with copies of all
Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that all reporting requirements under Section 16(a) for 1996 were met in a timely manner by its directors, officers and greater than 10% beneficial owners, other than the reporting by E. V. Stephenson, Jr. of a sale of 500 shares of Common Stock in August 1996, which was reported on a Form 5 in February 1997.

               PROPOSAL 2. RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors has selected and approved Goodman & Company, L.L.P. ("Goodman & Company") as the firm of independent certified public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1997, and the Board of Directors desires that such appointment be ratified by the Company's shareholders. Goodman & Company also audited the Company's financial statements for the fiscal year ended December 31, 1996.

         On December 14, 1995, the Company's Board of Directors voted to engage Goodman & Company to replace the firm of Frank Edward Sheffer & Co. ("Sheffer"), which declined to stand for reelection as the Company's independent public accountants after serving in that capacity for the fiscal year ended December 31, 1995. During the fiscal year ended December 31, 1995 and the subsequent interim period, through March 29, 1996, there were no disagreements with Sheffer on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Sheffer would have caused that firm to make reference in connection with its audit report to the subject matter of the disagreement or any reportable events. Sheffer's report on the Company's combined and restated financial statements contained no adverse opinion or disclaimer of opinion and was not qualified as to uncertainty, audit scope or accounting principles. The Company has received from Sheffer a letter addressed to the Securities and Exchange Commission stating that it agrees with the above statements.

         A representative of Goodman & Company will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires, and will be available to respond to appropriate questions.

OTHER MATTERS

         The Board of Directors does not know of any matters that will be presented for action at the Annual Meeting other than those described above or matters incident to the conduct of the Annual Meeting. If, however, any other matters not presently known to management should come before the Annual Meeting, it is intended that the shares represented by the Proxy will be voted on such matters in accordance with the discretion of the holders of such Proxy.

SUBMISSION OF PROPOSALS FOR 1998

         The next Annual Meeting of Shareholders will be held on or about April 23, 1998. Any shareholder who wishes to submit a proposal for consideration at that meeting, and who wishes to have such proposal included in the Company's proxy statement for that meeting, must submit the proposal in writing to Harold
U. Blythe, President and Chief Executive Officer, at 101 East Washington Street, Suffolk, Virginia 23434, no later than November 30, 1997.

GENERAL

         The Company's 1996 Annual Report to Shareholders accompanies this Proxy Statement. The 1996 Annual Report to Shareholders does not form any part of the material for the solicitation of proxies. Upon written request, the Company will provide shareholders with a copy of its Annual Report on Form 10-K for the year ended December 31, 1996 (the "Form 10-K"), as filed with the Securities and Exchange Commission, without charge. Please direct written requests for a copy of the Form 10-K to: Harold U. Blythe, President and Chief Executive Officer, at 101 East Washington Street, Suffolk, Virginia 23434.


              PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY

                                 By Order of the Board of Directors


                                 March 31, 1997

                          JAMES RIVER BANKSHARES, INC.
                        Proxy Solicited on Behalf of the
                             Board of Directors for
                         Annual Meeting of Shareholders
                           to be Held April 24, 1997

        The undersigned, having received the Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated March 31, 1997, hereby appoints Elmon T. Gray and Harold U. Blythe (each with power to act alone) as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as directed below, all the shares of the Common Stock of James River Bankshares, Inc. held of record by the undersigned on March 14, 1997, at the Annual Meeting of Shareholders to be held on April 24, 1997, and any adjournment thereof.

                             THE BOARD OF DIRECTORS
                            RECOMMENDS A VOTE "FOR"
                                PROOSALS 1 AND 2

1. ELECTION OF DIRECTORS

   FOR all nominees listed (except as indicated to the contrary)        [ ]

   WITHHOLD AUTHORITY to vote for all nominees listed                   [ ]

        Harold U. Blythe                Glenn T. McCall
        James E. Butler, Jr.            John A. Ramsey, Jr.
        Bruce B. Gray                   Robert E. Spencer
        Elmon T. Gray                   E. V. Stephenson, Jr.
        G. P. Jackson                   James C. Stewart
        Ben P. Kanak

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE THE NOMINEE'S NAME ON THE LINE PROVIDED BELOW.)

-------------------------------------------------------------------------------

2. TO RATIFY the appointment by the Board of Directors of Goodman & Company, L.L.P. as the Company's independent auditors for the year ending December 31, 1997.

                  [ ] FOR        [ ] AGAINST       [ ] ABSTAIN

3. IN THEIR DISCRETION, on such other matters as may properly come before the meeting, or, if any nominee listed in Proposal 1 above is unable to serve for any reason, to vote or refrain from voting for a substitute nominee or nominees.

   This proxy is revocable at any time prior to its exercise. This proxy, when properly executed, will be voted as directed. Where no direction is given, this proxy will be voted for Proposals 1 and 2.

        Please sign your name(s) exactly as they appear hereon. If signer is a corporation, please sign the full corporate name by duly authorized officer. If any attorney, guardian, administrator, executor, or trustee, please give full title as such. If a partnership, sign in partnership name by authorized person.

                        Date: _________________________ , 1997

                        --------------------------------------

                        --------------------------------------
                        Please complete, date, sign and return
                        this proxy promptly in the accompanying
                        envelope.